SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported): January 15, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado            0-17267            84-1095959
(State or other        (Commission       (I.R.S. Employer
jurisdiction           File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated January 15, 1998, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") reported that Peter H. Blum has joined the Company's Board of Directors. Mr. Blum has over 17 years of experience in the energy industry, and is currently Senior Managing Director and Head of Investment Banking at Gaines, Berland Inc. From 1990 through 1996, he was a Managing Director and led the Energy and Merger & Acquisitions Groups at Rodman & Renshaw, Inc. and Mabon Securities Corp. Mr. Blum has also been a partner at McLean Equities, Ltd. and Houghton & Company, Inc. Mr. Blum, age 40, earned his undergraduate degree in accounting at the University of Wisconsin, Madison.

     George O. Mallon, Jr., Chairman of Mallon Resources Corporation, said, "We are extremely pleased to welcome Peter to our Board. He has been an important supporter of the Company in the past, and we are confident that his broad knowledge and experience in the oil and gas industry will prove valuable to the Company in the future."

     Mr. Blum's appointment increases the size of the Company's Board to seven members. Directors who are also employed by the Company are Mr. Mallon, Kevin M. Fitzgerald, and Roy K. Ross. The non-management members of the Board are Mr. Blum, Frank Douglass of Dallas, Francis J. Reinhardt, Jr. of New York City, and Roger
R. Mitchell of Holly Springs, North Carolina.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."


                            Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Mallon Resources Corporation


January 19, 1998            _/s/ Roy K. Ross______________________
                            Roy K. Ross, Executive Vice President